EXHIBIT 99.1

REVISED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BUILDERS FIRSTSOURCE, INC.

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

PART I  — FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2015	2014
	(Unaudited) (In thousands, except per share amounts)
Sales	$370,986	$345,909
Cost of sales	287,253	270,994
Gross margin	83,733	74,915
Selling, general and administrative expenses	82,838	69,318
Facility closure costs	254	163
Income from operations	641	5,434
Interest expense, net	7,607	8,828
Loss from continuing operations before income taxes	(6,966)	(3,394)
Income tax expense (benefit)	196	(82)
Loss from continuing operations	(7,162)	(3,312)
Income (loss) from discontinued operations (net of income tax expense of $0 in 2015 and 2014)	92	(72)
Net Loss	$(7,070)	$(3,384)
Comprehensive Loss	$(7,070)	$(3,384)
Basic net loss per share:
Loss from continuing operations	$(0.07)	$(0.03)
Income (loss) from discontinued operations	0.00	(0.00)
Net Loss	$(0.07)	$(0.03)
Diluted loss per share:
Loss from continuing operations	$(0.07)	$(0.03)
Income (loss) from discontinued operations	0.00	(0.00)
Net Loss	$(0.07)	$(0.03)
Weighted average common shares:
Basic	98,204	97,617
Diluted	98,624	97,617

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$36,837	$17,773
Accounts receivable, less allowance of $2,962 and $3,153 at March 31, 2015 and December 31, 2014, respectively	157,221	148,352
Inventories	146,824	138,156
Other current assets	24,215	27,259
Total current assets	365,097	331,540
Property, plant and equipment, net	84,734	75,679
Goodwill	141,090	139,774
Intangible assets, net	16,657	17,228
Other assets, net	17,878	18,844
Total assets	$625,456	$583,065
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$90,737	$75,868
Accrued liabilities	74,083	66,225
Current maturities of long-term debt	55,076	30,074
Total current liabilities	219,896	172,167
Long-term debt, net of current maturities	353,810	353,830
Other long-term liabilities	17,774	16,868
Total liabilities	591,480	542,865
Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	-	-
Common stock, $0.01 par value, 200,000 shares authorized; 98,537 and 98,226 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	985	982
Additional paid-in capital	380,934	380,091
Accumulated deficit	(347,943)	(340,873)
Total stockholders' equity	33,976	40,200
Total liabilities and stockholders' equity	$625,456	$583,065

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2015	2014
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net loss	$(7,070)	$(3,384)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,152	1,982
Amortization of deferred loan costs	616	585
Fair value adjustment of stock warrants	(167)	1,197
Deferred income taxes	267	(48)
Bad debt expense	(24)	(36)
Stock compensation expense	1,767	982
Net gain on sale of assets	(46)	(1)
Changes in assets and liabilities:
Receivables	(8,490)	(4,531)
Inventories	(7,573)	(12,977)
Other current assets	3,161	806
Other assets and liabilities	183	183
Accounts payable	14,868	21,622
Accrued liabilities	9,219	7,380
Net cash provided by operating activities	9,863	13,760
Cash flows from investing activities:
Purchases of property, plant and equipment	(9,124)	(5,304)
Proceeds from sale of property, plant and equipment	60	2
Cash used for acquisitions, net	(5,797)	-
Net cash used in investing activities	(14,861)	(5,302)
Cash flows from financing activities:
Borrowings under revolving credit facility	25,000	-
Payments of long-term debt and other loans	(18)	(16)
Exercise of stock options	23	904
Repurchase of common stock	(943)	(1,276)
Net cash provided by (used in) financing activities	24,062	(388)
Net change in cash and cash equivalents	19,064	8,070
Cash and cash equivalents at beginning of period	17,773	54,696
Cash and cash equivalents at end of period	$36,837	$62,766

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.  Basis of Presentation

Builders FirstSource, Inc., a Delaware corporation formed in 1998, is a leading supplier and manufacturer of structural and related building products for residential new construction in the United States. In this quarterly report, references to the “Company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of December 31, 2014 is derived from the audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. This condensed consolidated balance sheet as of December 31, 2014 and the unaudited condensed consolidated financial statements included herein should be read in conjunction with the more detailed audited consolidated financial statements for the year ended December 31, 2014 included in our most recent annual report on Form 10-K. Accounting policies used in the preparation of these unaudited condensed consolidated financial statements are consistent with the accounting policies described in the Notes to Consolidated Financial Statements included in our Form 10-K.

2. Net Loss per Common Share

Net loss per common share (“EPS”) is calculated in accordance with the Earnings per Share topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”), which requires the presentation of basic and diluted EPS. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common shares.

Our restricted stock shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted stock shares on which the dividends were paid do not vest. In accordance with the Earnings per Share topic of the Codification, unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities and should be considered in the calculation of basic EPS. Since the restricted stock shares do not include an obligation to share in losses, they will be included in our basic EPS calculation in periods of net income and excluded from our basic EPS calculation in periods of net loss. Accordingly, there were 27,000 and 82,000 restricted stock shares excluded from the computation of basic EPS for the three months ended March 31, 2015 and 2014, respectively, because we generated a net loss.

For the purpose of computing diluted EPS, weighted average shares outstanding have been adjusted for common shares underlying 0.7 million warrants for the three months ended March 31, 2015. In addition, $0.2 million of income due to fair value adjustments related to the warrants was excluded from our net loss in the computation of diluted EPS for the three months ended March 31, 2015. Warrants to purchase 0.7 million shares of common stock were not included in the computation of diluted EPS for the three months ended March 31, 2014, because their effect was anti-dilutive. Options to purchase 6.4 million and 6.5 million shares of common stock were not included in the computation of diluted EPS for the three months ended March 31, 2015 and 2014, respectively, because their effect was anti-dilutive. 1.5 million restricted stock units (“RSUs”) were not included in the computation of diluted EPS for the three months ended March 31, 2015 because their effect was anti-dilutive. There were no outstanding RSUs during the three months ending March 31, 2014.

The table below presents a reconciliation of weighted average common shares used in the calculation of basic and diluted EPS (in thousands):

	Three Months Ended March 31,
	2015	2014
Weighted average shares for basic EPS	98,204	97,617
Dilutive effect of warrants	420	−
Weighted average shares for diluted EPS	98,624	97,617

3. Debt

Long-term debt consisted of the following (in thousands):

	March 31, 2015	December 31, 2014
2021 notes	$350,000	$350,000
2013 facility	55,000	30,000
Other long-term debt	3,886	3,904
	408,886	383,904
Less: current portion of long-term debt	55,076	30,074
Long-term debt, net of current maturities	$353,810	$353,830

2013 Facility Borrowings

As of March 31, 2015, we have $55.0 million in borrowings outstanding under our $175.0 million senior secured revolving credit facility (the “2013 facility”) at a weighted average interest rate of 2.0%. Amounts borrowed under our 2013 facility have been and will continue to be used to fund working capital needs and potential future acquisitions.

Fair Value

The only financial instrument measured at fair value on a recurring basis was our outstanding warrants.

The table below presents the effect of our derivative financial instrument on the condensed consolidated statements of operations and comprehensive loss (in thousands):

Derivative Not Designated as Hedging Instrument	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
		Three Months Ended March 31,
		2015	2014
Warrants	Interest expense, net	$167	$(1,197)

We use the income approach to value our warrants by using the Black-Scholes option-pricing model. Using this model, the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the valuation date. The expected life is based on the period of time until the expiration of the warrants. Expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the warrants. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future.

These techniques incorporate Level 1 and Level 2 inputs. Significant inputs to the derivative valuation for the warrants are observable in the active markets and are classified as Level 2 in the hierarchy.

The following fair value hierarchy table presents information about our financial instrument measured at fair value on a recurring basis using significant other observable inputs (Level 2) (in thousands):

	Carrying Value As of March 31, 2015	Fair Value Measurement as of March 31, 2015	Carrying Value As of December 31, 2014	Fair Value Measurement as of December 31, 2014
Warrants (included in Other long-term liabilities)	$3,207	$3,207	$3,375	$3,375

We have elected to report the value of our 2021 Notes at amortized cost. The fair value of the 2021 Notes at March 31, 2015 was approximately $360.3 million and was determined using Level 2 inputs based on market prices.

4. Employee Stock-Based Compensation

Stock Option Grant

On February 11, 2015, our board of directors granted 142,000 stock options to employees under our 2014 Incentive Plan. All the awards vest at 25% per year at each anniversary of the grant date over four years. The exercise price for the options was $6.35 per share, which was the closing stock price on the grant date. The weighted average grant date fair value of the options was $4.20 and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected life	6.0 years
Expected volatility	75.2%
Expected dividend yield	0.00%
Risk-free rate	1.75%

The expected life represents the period of time the options are expected to be outstanding. We used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options.

Restricted Stock Units Grant

On February 11, 2015, our board of directors granted 142,000 RSUs to employees under our 2014 Incentive Plan. All of the awards vest at 25% per year at each anniversary of the grant date over the next four years. The grant date fair value for the restricted stock units was $6.35 per share, which was the closing stock price on the grant date.

5. Income Taxes

We have $391.8 million of state operating loss carry-forwards, which includes $2.6 million of state tax credit carry-forwards expiring at various dates through 2032. We also have $263.5 million of federal net operating loss carry-forwards that will expire at various dates through 2033. The federal and state operating loss carry-forwards exclude approximately $6.7 million of gross windfall tax benefits from stock option exercises that have not been recorded as of March 31, 2015. These deferred tax assets will be recorded as an increase to additional paid in capital when the related tax benefits are realized. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.

Utilization of deferred tax assets could be limited by Section 382 of the Internal Revenue Code which imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company’s stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryforwards, and certain other losses, credits, deductions or tax basis.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Codification we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014, we reported a net loss for the three month period ended March 31, 2015 and have a cumulative loss for the three year period ending March 31, 2015. We believe this, as well as uncertainty around the extent and timing of the housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient.  Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of March 31, 2015.

We recorded increases to the valuation allowance of $3.1 million and $1.0 million for the three months ended March 31, 2015 and 2014, respectively, against the net deferred tax assets generated from the net operating loss during the period related to our continuing operations.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. We currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 31, 2015. However, there continues to be uncertainty around housing market projections. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets. On April 13, 2015 we entered into a Securities Purchase Agreement to acquire all of the operating subsidiaries of ProBuild Holdings LLC. This valuation allowance analysis does not consider the ProBuild acquisition since it has not closed. For more information related to the ProBuild acquisition see Note 10.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

6. Commitments and Contingencies

We are a party to various legal proceedings in the ordinary course of business. Although the ultimate disposition of these proceedings cannot be predicted with certainty, management believes the outcome of any claim that is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on our consolidated financial position, cash flows or results of operations. However, there can be no assurances that future costs related to legal proceedings would not be material to our results of operations or liquidity for a particular period.

7. Segment and Product Information

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We provide a wide variety of building products and services directly to homebuilder customers. We manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. We also provide a full range of construction services. These product and service offerings are distributed across approximately 450 locations operating in 40 states across the United States, which have been reorganized into nine geographical regions following the ProBuild acquisition. Centralized financial and operational oversight, including resource allocation and assessment of performance on an income (loss) from continuing operations before income taxes basis, is performed by our CEO, whom we have determined to be our chief operating decision maker (“CODM”).

As a result of the reorganization following the ProBuild acquisition on July 31, 2015, the Company has nine operating segments aligned with its nine geographical regions (Regions 1 through 9). While all of our operating segments have similar nature of products, distribution methods and customers, certain of our operating segments have been aggregated due to also containing similar economic characteristics, resulting in the following composition of reportable segments:

•	Regions 1 and 2 have been aggregated to form the “Northeast” reportable segment
•	Regions 3 and 5 have been aggregated to form the “Southeast” reportable segment
•	Regions 4 and 6 have been aggregated to form the “South” reportable segment
•	Region 7, 8 and 9 have been aggregated to form the “West” reportable segment. The West reportable segment operations were acquired in their entirety from the ProBuild acquisition.

In addition to our reportable segments, our consolidated results include corporate overhead, other various operating activities that are not internally allocated to a geographical region nor separately reported to the CODM, and certain reconciling items primarily related to allocations of corporate overhead and rent expense, which have collectively been presented as “All Other”.  The accounting policies of the segments are consistent with those described in Note 1, except for noted reconciling items.

The following tables present Net sales, Income (loss) from continuing operations before income taxes and certain other measures for the reportable segments, reconciled to consolidated total continuing operations, for the periods indicated (in thousands):

	Three months ended March 31, 2015
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$43,485	$243	$852	$(651)
Southeast	147,477	699	2,992	(1,727)
South	153,057	1,462	3,692	342
West	—	—	—	—
Total reportable segments	344,019	2,404	7,536	(2,036)
All other	26,967	748	71	(4,930)
Total consolidated	$370,986	$3,152	$7,607	$(6,966)

	Three months ended March 31, 2014
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$49,397	$284	$897	$(841)
Southeast	143,406	706	2,784	(2,516)
South	124,562	435	3,002	(641)
West	—	—	—	—
Total reportable segments	317,365	1,425	6,683	(3,998)
All other	28,544	557	2,145	604
Total consolidated	$345,909	$1,982	$8,828	$(3,394)

Asset information by segment is not reported internally or otherwise reviewed by the CODM nor does the company earn revenues or have long-lived assets located in foreign countries.  The Company’s net sales by product category for the years indicated were as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Lumber & lumber sheet goods	$122,427	$124,627
Windows, doors & millwork	121,597	107,497
Manufactured products	79,805	70,753
Gypsum, roofing & insulation	10,555	9,932
Siding, metal & concrete products	9,800	8,697
Other building products & services	26,802	24,403
Net sales	$370,986	$345,909

8. Acquisitions

On February 9, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. and its affiliates (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Of this amount, $4.5 million was allocated to tangible assets acquired and $1.3 million was allocated to goodwill. These are preliminary allocations and are subject to adjustment.

Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

The acquisition was accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from the acquisition date. The purchase price was allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. Pro forma results of operations are not presented as this acquisition is not material.

We incurred $0.1 million in costs related to this acquisition during the three months ended March 31, 2015. These costs include due diligence costs and transaction costs to complete the acquisition, and have been recognized in selling, general and administrative expense in the accompanying condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2015.

9. Recent Accounting Pronouncements

In April 2015, the FASB issued an update to the existing guidance under the Interest topic of the Codification. This update requires debt issuance costs to be presented on the balance sheet as a direct reduction from the carrying amount of the related debt liability instead of a deferred charge. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015. This guidance requires retrospective application. Early adoption is permitted for financial statements that have not been previously issued. We are currently evaluating the impact of this guidance on our financial statements.

In January 2015, the FASB issued an update to the existing guidance under the Income Statement topic of the Codification.  This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017.  Early adoption of this guidance is not permitted.  This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

10. Subsequent Event

Warrant Exercise

On April 14, 2015 the remaining 0.7 million of outstanding, detachable warrants were exercised. The outstanding warrants are considered to be derivative financial instruments and are classified as liabilities. The warrants are recorded as other long-term liabilities in the accompanying condensed consolidated balance sheets.  As a result of this exercise we will recognize a non-cash, fair value adjustment of approximately $4.7 million.  This fair value adjustment will be recorded as interest expense in the second quarter of 2015.

ProBuild Acquisition

On April 13, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ProBuild Holdings LLC, a Delaware limited liability company (“ProBuild”), and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest professional building materials suppliers. Pursuant to the Securities Purchase Agreement, we will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to certain adjustments (the “ProBuild Acquisition”).

The Securities Purchase Agreement contains representations and warranties customary for transactions of this type. The representations and warranties contained in the Securities Purchase Agreement have been made for the purposes of allocating contractual risk between us, ProBuild and the Sellers instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Securities Purchase Agreement by us with the SEC. ProBuild has agreed to various customary covenants and agreements, including, among others, to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Securities Purchase Agreement and the closing of the ProBuild Acquisition and not to engage in certain types of significant transactions during this period. The parties have also agreed to use their reasonable best efforts to obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). In addition, the Securities Purchase Agreement provides that ProBuild will indemnify us with respect to breaches of certain representations, warranties and covenants by ProBuild and the Sellers, as well as for other specified matters, subject to the limitations in the Securities Purchase Agreement.

Consummation of the ProBuild Acquisition is subject to certain customary conditions, including, among others: (i) the absence of a material adverse effect with respect to inaccuracy of the representations and warranties of the parties to the Securities Purchase Agreement; (ii) the performance in all material respects of all covenants by such parties; (iii) the absence of a material adverse effect with respect to the business of ProBuild; (iv) the absence of certain legal injunctions or impediments prohibiting the transaction; (v) expiration or termination of all applicable waiting periods under the HSR Act; and (vi) ProBuild’s obtaining certain third-party consents. On April 20, 2015 we submitted a filing under the HSR Act with respect to the ProBuild Acquisition. We are currently in a waiting period under the HSR Act.

The Securities Purchase Agreement also contains certain termination provisions by us, ProBuild and the Sellers, including if the ProBuild Acquisition has not been consummated by November 13, 2015, subject to extension (the “Outside Date”), unless the terminating party’s material breach of the Securities Purchase Agreement has been the principal cause of or resulted in the failure of the closing of the ProBuild Acquisition to occur by such date. A termination of the Securities Purchase Agreement by us, ProBuild, or the Sellers under certain specified circumstances, including a failure to obtain regulatory approval by the Outside Date or a failure of our debt financing to be funded, in each case, if all of the other conditions to our obligation to close the ProBuild Acquisition have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the ProBuild Acquisition), will entitle ProBuild to receive from us a reverse termination fee equal to $81.3 million.

The Sellers have agreed to use reasonable best efforts to provide us with all cooperation reasonably requested by us to assist us in arranging financing in connection with the ProBuild Acquisition, including furnishing us with certain necessary financial information regarding ProBuild and taking other corporate and other actions reasonably requested by us to consummate such  financing. Upon request, we will promptly reimburse ProBuild for any documented and reasonable out-of-pocket costs and expenses incurred in connection with the Sellers’ cooperation with obtaining the financing.

We have received a debt commitment letter from certain financial institutions pursuant to which they have committed to provide us with an $800 million senior secured credit facility, a $550 million senior secured first lien term loan facility and a $750 million senior unsecured bridge facility (or up to $750 million in unsecured notes in lieu of all or a portion thereof). Additionally, the amount of the first lien term loan facility may be increased to repay, redeem or defease our existing senior notes in an amount equal to $350 million plus any applicable make-whole payments (the “Quantum Increase”) required in connection with any such repayment, redemption, or defeasance. Under certain circumstances, the Quantum Increase may take the form of secured debt securities or unsecured debt securities instead of additional first lien term loans. The proceeds of these borrowings will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration and related fees and expenses.

We have also received an equity commitment letter (the “Equity Commitment Letter”) from JLL Partners Fund V, L.P. (“JLL Fund V”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”). Pursuant to the Equity Commitment Letter, and subject to the terms and conditions thereof, JLL Fund V and Warburg Pincus have agreed that, in the event we are unable to consummate a public offering of shares of our common stock, which provides proceeds of no less than $100 million to the Company, then at the closing of the ProBuild Acquisition, JLL Fund V will purchase $40 million of our common stock and Warburg Pincus will purchase $60 million of our common stock.

The issuance of shares of our common stock to JLL Fund V and Warburg Pincus pursuant to the Equity Commitment Letter would be accomplished in a private placement exempt from registration under the Securities Act of 1933, as amended.

ProBuild Holdings, Inc., an affiliate of ProBuild Holdings LLC, was created in 2005 by Devonshire Investors, the private investment firm affiliated with FMR LLC, the parent company of Fidelity Investments. ProBuild currently operates more than 350 facilities in 40 U.S. states, including lumber yards, truss and panel facilities, millwork shops, gypsum yards, retail stores and administrative offices. ProBuild has an extensive geographic footprint, which includes a presence in 71 of the top 100 metropolitan statistical areas (as ranked by housing permits) and a large number of secondary markets. ProBuild sells a broad selection of building materials including lumber and plywood, engineered wood, gypsum wallboard and other drywall products, millwork, trusses, roofing, siding products, tools, insulation materials and metal and hardware specialties. ProBuild employs approximately 10,000 employees.

For more information related to this transaction please refer to our Form 8-K filed with the SEC on April 13, 2015, as well as our Form S-3 and Form 8-K filed on May 4, 2015.